Exhibit 14.1

BODY CENTRAL CORP.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES,

EXECUTIVE OFFICERS AND DIRECTORS

Introduction

Body Central Corp. (together with its subsidiaries, the “Company”) strives to apply high ethical, moral and legal principles in every aspect of its business conduct. This Code of Business Conduct and Ethics (the “Code”) is a guide for each of the Company’s employees, executive officers, directors and others acting on behalf of the Company (each, a “Company Party”) and collectively, the “Company Parties”) to follow in meeting these principles.

This Code describes ethical principles that the Company has established for the conduct of its business, and outlines certain key legal requirements of which all Company Parties must be generally aware and with which all Company Parties must comply. While this Code does not cover every issue that may arise, it sets out basic principles to guide Company Parties in the course of performing their duties and responsibilities to the Company.

This Code is designed to deter wrongdoing and promote the following:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely, objective, complete, relevant and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) or other governmental agencies and its shareholders and in other public communications made by the Company;

•                  compliance with applicable governmental laws, rules and regulations;

•                  prompt internal reporting to an appropriate person or persons identified herein of violations of this Code; and

•                  accountability for adherence to this Code.

If a Company Party is concerned about a possible ethical or illegal situation or any violation of this Code or is not sure whether specific conduct meets applicable Company standards, he or she should contact the Company’s General Counsel or report the matter to the Company’s hotline by telephone at 1-866-477-0619 or by logging onto www.bodycentralhotline.com. Company Parties who are executive officers or members of the Company’s Board of Directors (the “Board”) should discuss the situation with the Board or a committee of the Board. The Company shall treat as confidential, to the extent possible consistent with the Company’s need to conduct an adequate investigation, all information received from a Company Party with respect to a possible ethical or illegal situation and shall not take any retributive or retaliatory action against any Company Party who discloses such information in good faith. Any Company Party who (i) violates the standards contained in this Code or (ii) has been found to have engaged in retaliation against another Company Party for raising an ethical or conduct concern in good faith or for participating in the investigation of such a concern, may be subject to discipline, up to and including termination of employment or other relationship.

1.                          Conflicts of Interest

A “conflict of interest” exists when a Company Party’s private interest interferes in any way or appears to interfere in any way with the interests of the Company. A conflict of interest can arise when a Company Party acts or has interests that may make it difficult for him or her to objectively and effectively perform his or her work for the Company. Conflicts of interest also can arise when a Company Party, or members of his or her family, receives improper personal benefits because of his or her position in the Company, including without limitation loans or guarantees of obligations.

Transactions or relationships that constitute conflicts of interest are prohibited unless specifically approved by the Board or an appropriate committee of the Board. Conflicts of interest may not always be apparent, so if a Company Party has a question regarding whether a particular situation is a conflict of interest, he or she should contact the Company’s General Counsel or report the matter to the Company’s hotline by telephone at 1-866-477-0619 or by logging onto www.bodycentralhotline.com. Company Parties who are executive officers or members of the Board should consult with the Board or a committee of the Board, and should determine if the transaction or relationship should be reviewed under the Company’s Related Party Transactions Policy. A Company Party must bring any conflict of interest or potential conflict of interest to the attention of the Company’s General Counsel or the Board or a committee of the Board or follow the procedures described in Section 13 herein.

Unless approved by the Board or an appropriate committee of the Board, no Company Party or any member of his or her immediate family can acquire a financial interest in, or accept employment with, any entity doing business with the Company if the interest or employment could conflict with his or her duties to the Company and the performance of such duties. It is usually a conflict of interest for a Company Party to work simultaneously for a competitor, customer or supplier of the Company. A Company Party cannot work for a competitor as an employee, consultant or board member.

A Company Party and his or her immediate family members cannot accept material gifts or favors that could create the appearance that such Company Party’s business judgment could be affected by the receipt of such gifts or favors. A Company Party and members of his or her immediate family can accept gifts of nominal value from existing sources, prospective sources or persons and firms or companies with whom the Company does or might do business.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. Company Parties cannot offer gifts or favors to any employee of a Company competitor, supplier or customer, or a member of such employee’s immediate family, if the gifts or favors might place the recipient under any obligation to a Company Party or to the Company. Company Parties cannot accept bribes, kickbacks or any other illegal or improper payments, transfers or receipts. Company Parties shall not offer, give, solicit or receive any money or anything else of value for the purpose of (i) obtaining, retaining or directing business; or (ii) bestowing or receiving any kind of favored treatment.

For “Related Parties,” defined as any person who serves as an executive officer, director or nominee for election as a director of the Company, any person who holds more than 5% beneficial ownership of the Company’s common stock, any immediate family member of the foregoing or any other entity that collectively has 10% or greater beneficial ownership of the Company’s common stock, the Company has adopted a specific approval process through its Related Party Transactions Policy. These Related Parties should confer with the Corporate Governance and Nominating Committee.  All others should confer with their supervisor, the Company’s General Counsel or the Board.

2.                          Corporate Opportunities

A Company Party cannot personally take for himself or herself opportunities discovered using Company property, information or position. A Company Party cannot use Company property, information or position for personal gain, and cannot compete with the Company directly or indirectly. It is the duty and responsibility of each Company Party to advance the Company’s legitimate interests when the opportunity to do so arises.

3.                          Confidentiality

A Company Party must maintain the confidentiality of all confidential and non-public information entrusted to him or her by the Company and its customers, suppliers and other third parties with which it does business, except when disclosure is authorized by an executive officer of the Company or required by applicable laws, rules or regulations. Confidential information includes all information that, if disclosed, might be of use to competitors of the Company, or harmful to the Company or its customers, suppliers or other third parties with which it does business. It also includes information that Company’s customers, suppliers and other third parties with which it does business have entrusted to the Company. For example, confidential information includes financial documents, pricing or vendor information, rent or landlord/lease information, corporate development materials, expected trends and test-and-reorder information, the cost of goods, personnel files, manuals and procedures, computer software, design documents, videos and internal reports or memoranda. Information that the Company has made public, such as press releases, advertisements or documents filed with governmental regulatory authorities, is not confidential information. The obligation to preserve confidential information extends beyond the term of employment or association with the Company.

4.                          Fair Dealing

The Company seeks to outperform its competition fairly and honestly through superior performance and not through unethical or illegal business practices. Company Parties must endeavor to deal fairly with their colleagues and Company customers, suppliers and competitors. Company Parties cannot steal proprietary information, possess trade secret information obtained without the owner’s consent or induce such disclosures by past or present employees of other companies. No Company Party may take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other unfair-dealing practice. The knowing or deliberate falsification of any documents or data by a Company Party may be the basis for immediate disciplinary action, up to and including termination, and may subject such Company Party to civil and/or criminal penalties.

5.                          Protection and Proper Use of Company Assets

Company Parties must endeavor to protect the Company’s assets and property and ensure their efficient and proper use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company Parties must report any suspected incident of fraud or theft immediately for investigation to the Company’s General Counsel or to the Company’s hotline by telephone at 1-866-477-0619 or by logging onto www.bodycentralhotline.com. Company Parties who are executive officers or members of the Board must report such fraud or theft to the Board or a committee of the Board. Company Parties must use all assets and property of the Company for legitimate business purposes only.

The obligation of a Company Party to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy and may subject Company Parties to immediate disciplinary action, including termination, and to civil and/or criminal penalties.

6.                          Compliance with Laws, Rules and Regulations

All Company Parties must respect and obey the laws, rules and regulations of the cities, states and countries in which the Company operates. Company Parties must contact the Company’s General Counsel with any questions as to the applicability of any law, rule or regulation or the appropriate manner of compliance.

7.                          Insider Trading

Company Parties who have access to confidential information cannot use or share such information for stock trading purposes or for any other purpose except the proper conduct of the Company’s business. All Company Parties are subject to the Company’s Insider Trading Policy. The Company shall deal firmly with all instances of insider trading. If a Company Party has any questions regarding non-public information and the use of such information or the Company’s Insider Trading Policy then in effect, he or she should contact the Company’s General Counsel or Chief Financial Officer.

8.                          Discrimination and Harassment

The Company requires strict adherence to its policies and applicable laws regarding equal employment opportunities and discrimination in the workplace. The Company shall not tolerate any illegal discrimination or harassment of any kind. Relationships with colleagues and business relationships with competitors, suppliers and customers always must be conducted free of any illegal discrimination, including based on race, color, religion, age, sex, sexual orientation, national origin, veteran status, or disability. Examples of illegal discrimination or harassment include derogatory comments based on any of the preceding characteristics and unwelcome sexual advances.  All Company Parties are subject to the Company’s more detailed discrimination and harassment policies then in effect.

9.                          Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each Company Party is responsible for maintaining a safe and healthy workplace for all of his or her colleagues by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

The Company does not tolerate violence or threatening behavior in the workplace. Company Parties are required to report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company shall not tolerate the use or presence of illegal drugs in the workplace or on any Company property.

10.                   Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Company Parties must document and record accurately all business expense accounts they use or expenses they incur. If a Company Party is unsure whether a certain expense is legitimate, such Company Party should ask the Company’s General Counsel or Chief Financial Officer. Company Parties who are executive officers or members of the Board should confer with the Board or a committee of the Board.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets cannot be maintained unless permitted by applicable laws, rules or regulations. All Company Parties are subject to any document retention policies of the Company then in effect. Any questions concerning the Company’s document retention policies should be directed to the Company’s General Counsel.

Company Parties must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in business records and communications. This prohibition applies equally to e-mail, internal memoranda and formal reports.

11.                   Payments to Government Personnel or Candidates for Office

All Company Parties must comply with the U.S. Foreign Corrupt Practices Act, which prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political parties or candidates to obtain or retain business and prohibits making payments to government officials of any country. No Company Party may give to, or receive from, any government official kickbacks, bribes, rebates or other illegal consideration. All Company Parties dealing with government agencies must be aware of, and comply with, any agency rules limiting or prohibiting gifts or other favors.

The Company cannot contribute, directly or indirectly, to any political campaign or party. Company Parties cannot use expense accounts to pay for any personal political contributions or seek any other form of reimbursement from the Company for such contributions. Of course, Company Parties are free to engage in political activity with their own resources on their own time.

12.                   Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors requires the approval of the Board or an appropriately designated Board committee.  Any waiver must be disclosed promptly to the Company’s stockholders and as otherwise required by applicable law, rules or regulations.  Because noncompliance with this Code by any Company Party may lead to significant consequences for the Company, this approval process and thorough review of all potential waivers are necessary to ensure that the Company’s interests are protected.  Casual waivers of this Code are strongly discouraged.

Notwithstanding the foregoing paragraph, any Interested Transaction (as this capitalized term is defined in the Company’s Related Party Transactions Policy) approved under the Company’s Related Party Transactions Policy shall be deemed in compliance with Section 1 of this Code.  Any Related Person who receives approval to enter into an Interested Transaction under the Related Party Transactions Policy shall not be required to seek approval for such transaction under this Code, and approval of the Interested Transaction will not be deemed a violation or waiver of this Code.

13.                   Reporting any Illegal or Unethical Behavior

Company Parties are encouraged to talk to the Company’s General Counsel about observed illegal or unethical behavior when unsure about the best course of action to take in a particular situation, or report the matter to the Company’s hotline by telephone at 1-866-477-0619 or by logging onto www.bodycentralhotline.com. Company Parties who are executive officers or members of the Board should discuss such behavior with the Board or a committee of the Board.  In addition, Company Parties must report violations of laws, rules, regulations or this Code to the Company’s General Counsel or must report the violations to the Company’s hotline.  In any case where a Company Party feels that it is not appropriate to discuss an issue with the Company’s General Counsel, or where he or she does not feel comfortable approaching the Company’s General Counsel, such Company Party may report the matter directly to the Board or a committee of the Board.  Reports of alleged violations may be submitted anonymously to the Company’s General Counsel or the Company’s hotline by telephone at 1-866-477-0619 or by logging onto www.bodycentralhotline.com.  All reports of alleged violations, whether or not they were submitted anonymously, will be kept in confidence to the extent possible, consistent with the Company’s need to conduct an adequate investigation.  The Company shall not permit retaliation of any kind against any reporting Company Party for good faith reports of ethical violations.

14.                   Compliance Procedures

This Code broadly describes the ethical standards by which the Company conducts its business. All Company Parties must comply in full with the provisions of this Code at all times.  If a Company Party is uncertain as to the applicability of any of these standards to a particular situation or the propriety of any contemplated course of action, the Company encourages such Company Party to discuss the potential situation with the Company’s General Counsel. Company Parties who are executive officers or members of the Board should discuss the potential situation with the Board or a committee of the Board.

The Company will strive to take prompt and consistent action against any and all violations of this Code. If a Company Party has concerns or questions about specific enforcement policies or procedures, he or she should discuss those concerns or questions with the Company’s General Counsel.

The Corporate Governance and Nominating Committee of the Company shall determine whether all Company Parties will be required to certify in writing that they have read, agree to, and will abide by this Code.

15.                   Public Availability of Code

This Code shall be made available to the public by posting on the Company’s website at www.bodyc.com. Printed copies shall also be made available to the Company’s stockholders upon written request.  Each annual report filed with the SEC on Form 10-K must state that this Code is available through these media.

16.                   Amendments

This Code may be amended by the Board in whole or in part at any time and from time to time. The Company must report promptly any amendments pertaining to executive officers or senior financial officers as required by applicable laws, rules or regulations.

Adopted [          ], 2010